Exhibit 99.1

FOR IMMEDIATE RELEASE

Calumet Specialty Products Partners, L.P. Announces Settlement of its Exchange Offer and Consent Solicitation

INDIANAPOLIS, August 5, 2020 /PRNewswire/ — Calumet Specialty Products Partners, L.P. (“Calumet” or the “Company”) (NASDAQ: CLMT) and Calumet Finance Corp. (“Finance Corp.” and, together with the Company, the “Issuers”) announced the final settlement of the previously announced (i) exchange offer (the “Exchange Offer”) to certain holders of their 7.625% Senior Notes due 2022 (the “2022 Notes”) to exchange 2022 Notes for newly issued 9.25% Senior Secured First Lien Notes due 2024 (the “New Notes”) and (ii) solicitation of consents (the “Consents”) from holders of their outstanding 11.00% Senior Notes due 2025 (the “2025 Notes”) to allow the Issuers to consummate the Exchange Offer.

On August 5, 2020, the Issuers accepted tenders from holders of approximately $200 million in aggregate principal amount of 2022 Notes for consideration consisting of $200 million in aggregate principal amount of New Notes. Following the settlement of the Exchange Offer, $149,996,000 aggregate principal amount of the 2022 Notes remain outstanding. Additionally, the Issuers executed the first supplement to the indenture governing the 2025 Notes and made a cash payment of $2.50 per $1,000 principal amount of 2025 Notes for which Consents were validly delivered (and not validly revoked).

The New Notes and the Exchange Offer have not been and will not be registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), or any state or foreign securities laws. The New Notes may not be offered or sold in the United States or for the account or benefit of any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Exchange Offer was not made to holders of 2022 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase or sell any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Barclays acted as the sole dealer manager in the Exchange Offer.

Calumet Specialty Products Partners, L.P.

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana, and operates ten manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, New Jersey, Texas, and eastern Missouri.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The statements discussed in this press release that are not purely historical data are forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and our present expectations. For additional information regarding known material risks, uncertainties and other factors that can affect future results, please see our filings with the SEC, including our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

For Further Information:

Investor/Media Inquiry Contact
Alpha IR Group
Chris Hodges or Joe Caminiti
Phone: 312-445-2970
CLMT@alpha-ir.com